EXHIBIT 10.2.8

RETIREMENT AND TRANSITION AGREEMENT

NOW ON the date of execution by both parties as shown below, the employee, Kevin J. Hovick (hereinafter "Mr. Hovick”), and Employers Mutual Casualty Company, and any and all of its other affiliated or related businesses or entities which are collectively known as EMC Insurance Companies, any past and current members of the boards of directors of any such businesses or entities including, their past and current officers and officials, employees, agents and representatives, as well as their heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the "Company"), do now covenant and agree to this Retirement and Transition Agreement (the "Agreement") according to the following terms:
WHEREAS, Mr. Hovick has been employed by EMC since July 23, 1979, most recently in the position of Chief Operating Officer (“COO”);
WHEREAS, Mr. Hovick has determined that he wishes to retire from his employment with EMC;
WHEREAS, EMC desires to obtain Mr. Hovick’s assistance in the transition of his duties and responsibilities to a new COO;
WHEREAS, the parties to this Agreement are mutually desirous of codifying their understandings with regard to Mr. Hovick’s retirement, the transition services he will provide, and the separation of Mr. Hovick's employment and any claims, controversies and disputes which may have arisen and are related in any way to Mr. Hovick's hiring, tenure of employment, terms of employment or the separation of his employment from any position or appointment held with the Company;

NOW, THEREFORE, Mr. Hovick and the Company, in consideration of the foregoing, and the payments and mutual promises contained herein, do now covenant and agree as follows:

1.
Retirement and Resignation. As of January 2, 2018, Mr. Hovick will resign from his position with the Company. His separation of employment will be deemed a retirement. Mr. Hovick's separation date from the Company will be effective January 2, 2018, regardless of the date this Agreement is executed.

2.
Transition Period. From the date of execution of this Agreement through January 2, 2018, Mr. Hovick will remain an employee of EMC in the position of COO, and during that time he will continue to receive compensation and all other employee benefits that he currently receives, unless his employment is terminated prior to January 2, 2018. During that time, he will continue to perform the services required of a COO and will assist EMC in its transition efforts. After the date of his retirement, Mr. Hovick will be available for a period of one (1) year to answer questions as reasonably requested by EMC as part of its transition efforts.

3.
Representation. Mr. Hovick acknowledges that he has been advised in writing of his opportunity to retain legal counsel in connection with this matter and his right to consider this matter until the close of business August 30, 2017, by which time Mr. Hovick's decision on whether to sign this Agreement must be communicated in writing to Elizabeth Nigut, Senior Vice President, Human Resources, 717 Mulberry, Des Moines, IA 50309. Mr. Hovick acknowledges that he and his representatives have had an opportunity to read and review the provisions of this Agreement, and that he has executed this Agreement of his own volition, after having been fully advised by his representatives of any legal rights he may have in this matter and the scope and effect of this Agreement. Mr. Hovick also acknowledges his right to revoke this Agreement within seven (7) days of his execution and if he does so, his revocation must also be communicated in writing to Elizabeth Nigut.

4.
Non-admission of Liability. This Agreement shall not be construed as an admission by the Company of any acts of discrimination or other wrongful conduct whatsoever against Mr. Hovick, and the Company specifically disclaims any liability to Mr. Hovick pertaining to any claim or fact which may be asserted by him concerning the terms and/or conditions of his employment or the separation of his employment with the Company. Further, payment of any sums as are articulated in this Agreement does not constitute an admission of liability on the part of the Company.

5.
Waiver and Release of Claims. With the express exception of the promises made herein, Mr. Hovick and each of his indemnities, insurers, predecessors, successors, assigns, representatives, agents, attorneys, executors and/or heirs (the “Employee Releasors”), do hereby release, acquit and forever discharge the Company, and each of its respective owners, directors, officers, employees, agents, parent corporations, affiliates, subsidiaries, sister corporations, privies, indemnities, insurers, successors, assigns, representatives and/or heirs (the “Company Releasees”), from and against any and all claims, causes of action, suits, liabilities, damages, demands or other matters, that the Employee Releasors now have, in the past have had, or in the future may have based on facts existing to and including the date of this Agreement, including those that are known or unknown, which relate in any way to his hiring, the tenure of his employment, and the separation of his employment from any position, currently or formerly held, with the Company.
This means the Employee Releasors release any and all existing rights to relief of any kind from Company, including but not limited to:
(A)    all claims arising out of or relating to Mr. Hovick’s past employment with Company, the separation of that employment, or the statements or actions of Company or Company Releasees;

(B)    all claims under any federal, state, or local statute, ordinance, or regulation, including but not limited to claims for any alleged unlawful discrimination or any other alleged unlawful employment practices under the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the National Labor Relations Act, the Employment Retirement Notification Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, the Iowa Civil Rights Act, the Federal False Claims Act and the Federal Older Workers Benefit Protection Act;

(C)    all claims under any principle of common law, including but not limited to, claims for alleged unpaid salary, overtime, and bonuses; harassment; retaliation or reprisal; assault or battery; defamation; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; fraud; intentional or negligent misrepresentation; interference with contractual or business relationships; violation of public policy; negligence; breach of contract; breach of fiduciary duty; breach of the covenant of good faith and fair dealing; promissory or equitable estoppel; wrongful discharge claims; and any other wrongful employment practices;

(D)    all claims for any type of relief from Company or Company Releasees including but not limited to, claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, multiple damages, punitive damages, and damages for any alleged breach of contract, any tort claim, or any alleged personal injury or emotional injury or damage, whether or not compensable under any workers’ compensation statutes; and

(E)    all claims for attorneys’ fees, costs, and disbursements.

On or around his retirement date of January 2, 2018, Mr. Hovick will execute and deliver to EMC a second release, covering the time between the execution of this Agreement and January 2, 2018, to the extent not already released herein. Said release will provide the same releases set forth in this Paragraph 5. Mr. Hovick shall not be entitled to any of the considerations set forth in this Agreement unless and until he signs such second release. Mr. Hovick agrees and acknowledges that the consideration for both the release contained herein and the second release to be signed on or around January 2, 2018 are the benefits provided for in this Agreement.

6.
Considerations and Recitals. The Company agrees, in consideration of (i) the mutual terms and promises contained herein, (ii) the second release to be provided on or around January 2, 2018, and (iii) the condition that Mr. Hovick’s employment is not otherwise terminated prior to January 2, 2018, to provide to Mr. Hovick the following:

A.
Separation Pay. The Company agrees to pay to Mr. Hovick a separation payment equal to twelve (12) months of his current base salary made in a lump sum following his separation date of January 2, 2018. Said payment shall be subject to all applicable withholdings for federal and state income taxes and Social Security taxes, as set forth in paragraph 9 hereof. Any advances made by the Company to Mr. Hovick in anticipation of Company-related expenses not yet incurred shall be deducted from his final paycheck. After his separation date, Mr. Hovick shall not be eligible to make additional contributions to the Company-sponsored 401(k) plan.

B.
Executive Annual and Long Term Bonus Plan. Mr. Hovick will be eligible for the 2017 Executive Annual and Long Term Bonus Plans paid in 2018 pursuant to his status as an employee in 2017. He shall also be eligible for the Long Term bonuses to be paid in 2019 and 2020 as a retiree, and for purposes of said payments the compensation committees shall waive the required retirement notification time period. Payments shall be made to Mr. Hovick pursuant to the terms of said bonus plans.

C.	Retiree Recognition Award. Mr. Hovick shall receive the retiree recognition award which is one day of pay for each full year of employment.

D.
Payment to Purchase Vehicle. The Company agrees to provide to Mr. Hovick the amount of $20,475.00, grossed up, so that he may purchase the Company vehicle he is currently driving. This amount will be made following the separation date. Full payment is expected at the time Mr. Hovick takes possession of the vehicle.

7.
Pension and Retirement Payments. Mr. Hovick is fully vested in the Company’s pension plan and has vested pension benefits to which he is entitled. Mr. Hovick hereby acknowledges that he has received, or that he understands he will shortly receive, a letter from Home Office Human Resources which sets forth more fully his rights under the Company's pension plan.

8.
401(k) Payments. Mr. Hovick shall be entitled to that portion of the balance in his 401(k) account in which he is vested as of his separation date. Mr. Hovick's vested balance may be taken immediately in a lump sum, or rolled over to a qualifying IRA, or in the form of an annuity, at the option of Mr. Hovick, or left until a later date, but in no event beyond April 1 following his attainment of 70½ years of age.

9.
Miscellaneous Provisions. All payments to Mr. Hovick by the Company shall be subject to any and all applicable tax withholding regulations and rules. Mr. Hovick and the Company agree that they shall refrain from making any statements, or taking any actions, which could be reasonably construed as contrary to the best interests of either Mr. Hovick or the Company, including, but not limited to, the making of disparaging comments or remarks, whether written or verbal. Mr. Hovick further verifies that he has returned (or will immediately return) to the Company all documents, files or other written, graphic, pictorial, video or recorded materials, whether auditory or visual, as well as any and all physical equipment, materials or supplies reasonably construed as the property of the Company (including, but not limited to, his building pass/identification card, building keys, office, desk and file keys, parking lot card, etc.), that being accomplished as promptly as practicable following the effective date of his separation. Mr. Hovick hereby acknowledges that the collective considerations enumerated in paragraph 6, above, exceed anything to which he is otherwise entitled, and Mr. Hovick further acknowledges that any outstanding expense advance(s) to him may be properly deducted by the Company from certain of the considerations for this Agreement set forth in said paragraph 6 hereof.

Nothing in this Agreement shall be deemed to constitute a contract of employment nor shall it alter the at-will status of Mr. Hovick’s employment from the date of execution through January 2, 2018.
In the event Mr. Hovick accepts employment with an insurance agency which is, or becomes, contractually affiliated with the Company, the Company agrees that it will treat Mr. Hovick in the same manner as it would any other agent, neither showing favoritism nor imposing any disadvantages upon Mr. Hovick as a consequence of his former employment with, or the separation of his employment from, the Company. It is expected that Mr. Hovick will not, and Mr. Hovick agrees not to, repeat, discuss, disclose or make use of confidential or proprietary information of the Company, such as customer lists or customer-specific personal information, which may have come into Mr. Hovick’s possession during his tenure of employment with the Company.

10.
Forfeiture Upon Termination For Cause or Early Resignation. Mr. Hovick agrees that from now until January 2, 2018, he will remain an at-will employee of the Company in the position of COO, that he will assist EMC in its transition efforts, and that he will perform all required duties of a COO in a competent and professional manner. If Mr. Hovick fails to do so, or if he violates any of EMC’s policies, his employment may be terminated prior to January 2, 2018, in which case he will forfeit all benefits under this Agreement. Likewise, if Mr. Hovick voluntarily resigns his employment prior to January 2, 2018, he will not be eligible for benefits under this Agreement.

11.
Protected Rights. Nothing in this Agreement prohibits Mr. Hovick from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other securities regulatory agency or authority, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Agreement does not limit Mr. Hovick’s right to receive an award for information provided to the SEC, FINRA or any other securities regulatory agency or authority.
12.    Successors and Assigns. This Agreement shall be binding upon both parties     and their heirs, administrators, representatives, executors, successors and     assigns.

13.
Enforcement Under the Laws of the State of Iowa. This Agreement is made and entered into in the State of Iowa and shall in all respects be interpreted, enforced and governed under the laws of the State of Iowa. The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions hereunder shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.    Effect of Waiver. In the event any provision contained in this Agreement     should be breached by either party and thereafter waived by the other party,     such waiver shall be limited to the particular breach so waived and shall not be     deemed to waive any other breach hereunder.

15.
Voluntary Execution and Understanding. This Agreement sets forth the entire agreement and understanding between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. Mr. Hovick acknowledges that the terms of this Agreement have been completely read and are fully understood and voluntarily accepted by him for the purpose of making a full and final adjustment and settlement of any and all potential claims, whether disputed or otherwise, known or unknown, on account of or associated with Mr. Hovick's (a) hiring, (b) tenure, or (c) the separation of his employment with the Company.
16.    Execution Counterparts. This Agreement may be simultaneously executed     in several counterparts, each of which shall be an original and all of which     shall constitute but one and the same instrument.

17.
Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in the Code.  Payments made pursuant to this agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A.  Mr. Hovick’s separation of employment hereunder shall mean a “separation from service” within the meaning of Code Section 409A.  Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify Mr. Hovick from the effect of any taxes under Code Section 409A

[Signatures On Next Page]

IN WITNESS WHEREOF, the parties to this Retirement and Transition Agreement do hereby execute the aforesaid Agreement.
CAUTION -- THIS IS A RELEASE!! YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RETIREMENT AND TRANSITION AGREEMENT. YOU HAVE UNTIL THE CLOSE OF BUSINESS ON AUGUST 30, 2017 TO DECIDE WHETHER TO SIGN THIS AGREEMENT. PLEASE READ CAREFULLY BEFORE SIGNING.

EMPLOYERS MUTUAL                 EMPLOYEE NAME
CASUALTY COMPANY

By: /s/ Elizabeth A. Nigut           /s/ Kevn J. Hovick
Elizabeth A. Nigut                      Kevin J. Hovick
Its: SVP Human Resources
Senior VP Human Resources

STATE OF Iowa         )
) SS:
COUNTY OF Polk         )

On this 29th day of August, 2017, before me, a Notary Public in and for said County and State, personally appeared Kevin J. Hovick, to me known to be the person named in and who executed for foregoing Retirement and Transition Agreement, and he acknowledged his execution of the foregoing Retirement and Transition Agreement to be his free and voluntary act and deed.

/s/ Susan K. Sapp
Notary Public in and for said County and State

STATE OF IOWA            )
) SS:
COUNTY OF POLK         )

On this 29th day of August, 2017, before me, a Notary Public in and for the State of Iowa, personally appeared a representative of Employers Mutual Casualty Company, Elizabeth A. Nigut, to me known to be the person who executed the foregoing Retirement and Transition Agreement on behalf of said Company.
/s/ Susan K. Sapp
Notary Public in and for said County and State